UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

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Texas Pacific Land Trust

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On April 29, 2019, Texas Pacific Land Trust issued the following press release:

Texas Pacific Land Trust Files Investor Presentation Asking Shareholders to
“Trust General Cook to Keep TPL on Track”

Available at www.TrustTPL.com

Provides Additional Information on Qualifications of Trustee Candidate General Don Cook
and Serious Concerns about Dissident Nominee

DALLAS (April 29, 2019) – Texas Pacific Land Trust (NYSE: TPL) (the “Trust”) today filed an additional investor presentation with the Securities and Exchange Commission (the “SEC”) titled “Trust General Cook to Keep TPL on Track” to provide shareholders with further information regarding the election of a new Trustee at the upcoming special meeting of shareholders to be held on May 22. All shareholders are encouraged to review the presentation at www.TrustTPL.com.

Key points of the presentation include:

•	Extraordinary Track Record of Value Creation and Shareholder Returns: The Trust has been a prudent steward of shareholder assets for over a century, which has led to unparalleled growth and capital returns for our shareholders. Over the 5- and 10-year periods preceding the dissident group’s campaign, TPL generated total shareholder returns of 475% and 3,856%, respectively.

•	Building on a Successful, Proven Strategy: As market conditions in the Permian Basin have become more attractive, TPL has evolved organizationally to capture opportunities to further build long-term value, including developing the land and resource management segment and forming Texas Pacific Water Resources, a full-service water offering.

•	Nominated Independent Expert for Trust’s Next Chapter: The Trust has nominated General Donald “Don” G. Cook – a highly-experienced, independent candidate with extraordinary leadership, corporate governance and public company board experience – to serve as Trustee and to add his leadership and governance insights and expertise to the Board.

•	Serious Concerns about the Dissident Nominee: The Trustees have serious concerns with the dissident group’s nominee’s judgment, experience and ability to act in the interest of all shareholders.

“The approaching election is an important juncture for the Trust, as shareholders must decide whether to entrust the future of their investment to the steady hand and extensive governance expertise of General Cook, or to a dissident nominee whose conflicts, lack of experience, and track record of questionable judgment make him unfit for this role,” said Trustee David E. Barry. “We are doing all we can to provide shareholders with the information they need to make an informed decision and encourage them to read our presentation carefully so that they understand why they should use the BLUE proxy card to vote FOR General Cook today.”

Shareholders who have any questions or need assistance in voting their shares should contact the Trust’s proxy solicitor:

MacKenzie Partners

1407 Broadway, 27th Floor

New York, New York 10018

(212) 929-5500 or call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

Forward-Looking Statements

This release may contain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this release, other than statements of historical fact, are “forward-looking statements” for purposes of these provisions, including statements regarding Texas Pacific’s future operations and prospects, the markets for real estate in the areas in which Texas Pacific owns real estate, applicable zoning regulations, the markets for oil and gas, production limits on prorated oil and gas wells authorized by the Railroad Commission of Texas, expected competitions, management’s intent, beliefs or current expectations with respect to Texas Pacific’s future financial performance and other matters. Texas Pacific cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements and other written communications, as well as oral statements made from time to time by representatives of Texas Pacific. The following factors, as well as any other cautionary language included in this release, provide examples of risks, uncertainties and events beyond our control that may cause Texas Pacific’s actual results to differ materially from the expectations Texas Pacific describes in such forward-looking statements: global economic conditions; market prices of oil and gas; the demand for water services by operators in the Permian Basin; the impact of government regulation; the impact of competition; the continued service of key management personnel; and other risks and uncertainties disclosed in Texas Pacific’s annual reports on Form 10-K and quarterly reports on Form 10-Q. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where we are expressly required to do so by law.

Contacts:

Media:

Abernathy MacGregor

Sydney Isaacs / Jeremy Jacobs

(713) 343-0427 / (212) 371-5999

sri@abmac.com / jrj@abmac.com

Investor Relations:

MacKenzie Partners

Paul Schulman / David Whissel

(212) 929-5500 or (800) 322-2885

pschulman@mackenziepartners.com

The presentation, which can also be found at www.TrustTPL.com, follows:

Trust General Cook to Keep TPL on Track April 26, 2019

Disclaimer

Important Disclosures

This presentation (the "Presentation") has been designed to provide general information about Texas Pacific Land Trust ("TPL" or the "Trust"). Any information contained or referenced herein is suitable only as an introduction to the Trust. The recipient is strongly encouraged to refer to and supplement the Presentation with information the Trust has filed with the Securities and Exchange Commission ("SEC").

The Presentation does not purport to include all information that may be necessary to evaluate the subject matter herein and any recipient hereof should conduct its own independent analysis of TPL and the data contained or referred herein. TPL makes no representation or warranty, express or implied, as to the accuracy or completeness of the information contained herein, and nothing contained in the Presentation is, or shall be, relied upon as a promise or representation, whether as to the past or to the future. Unless otherwise stated, statements in the Presentation are made as of the date of the Presentation, and nothing shall create an implication that the information contained herein is correct as of any time after such date. TPL reserves the right to change any of its opinions expressed in the Presentation at any time as it deems appropriate. The Trust disclaims any obligations to update the data, information or opinions contained herein or to notify the market or any other party of any such changes, other than required by law.

The Trust has neither sought nor obtained consent from any third party for the use of previously published information. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein. All registered or unregistered service marks, trademarks and trade names referred to in the Presentation are the property of their respective owners, and TPL's use herein does not imply an affiliation with, or endorsement by, the owners of these service marks, trademarks and trade names. The Trust shall not be responsible or have any liability for any misinformation contained in any third party report, SEC or other regulatory filing.

The Presentation contains certain forward-looking statements within the meaning of the U.S. federal securities laws that are based on TPL's beliefs, as well as assumptions made by, and information currently available to, TPL, and therefore involve risks and uncertainties that are difficult to predict. These statements include, but are not limited to, statements about objectives, plans, strategies, expectations, intentions, expenditures and assumptions and other statements that are not historical facts. When used in the Presentation, words such as "anticipate," "believe," "estimate," "expect," "intend," "plan", "project" and similar expressions are intended to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Although we believe our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in the Presentation are reasonable, we may be unable to achieve these plans, intentions or expectations and actual results, performance or achievements may vary materially and adversely from those envisaged in the Presentation. The tables, graphs, charts and other analyses provided throughout the Presentation are provided for illustrative purposes only and there is no guarantee that the trends, outcomes or market conditions depicted on them will continue in the future. There is no assurance or guarantee with respect to the prices at which sub-share certificates of the Trust will trade, and such securities may not trade at prices that may be implied herein.

The Presentation is provided merely for general informational purposes and is not intended to be, nor should it be construed as, 1) investment, financial, tax or legal advice, 2) a recommendation to buy or sell any security, or 3) an offer or solicitation to subscribe for or purchase any security. The Presentation does not consider the investment objective, financial situation, suitability or the particular need or circumstances of any specific individual who may receive or review it, and may not be taken as advice on the merits of any investment decision. Although TPL believes the information herein to be reliable, the Trust and persons acting on its behalf make no representation or warranty, express or implied, as to the accuracy or completeness of those statements or any other written or oral communication it makes, safe as provided for by law, and the Trust expressly disclaims any liability relating to those statements or communications (or any inaccuracies or omissions therein). These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

NYSE: TPL | 2

| 3 NYSE: TPL I. Executive Summary II. Texas Pacific Land Trust Overview III. Track Record of Board Oversight and Stewardship IV. The Dissident Campaign and Conflicted Nominee Table of Contents

I. Executive Summary

| 5 NYSE: TPL Executive Summary > Extraordinary Track Record of Value Creation and Shareholder Returns: The Trust has been a prudent steward of shareholder assets for over a century, which has led to unparalleled growth and capital returns for our shareholders. Over the 5 - and 10 - year periods preceding the dissident group’s campaign, TPL generated total shareholder returns of 475% and 3,856%, respectively > Building on a Successful, Proven Strategy: As market conditions in the Permian Basin have become more attractive, TPL has evolved organizationally to capture opportunities to further build long - term value, including developing the land and resource management segment and forming Texas Pacific Water Resources, a full - service water offering > Nominated Independent Expert for Trust’s Next Chapter: The Trust has nominated General Donald “Don” G. Cook – a highly - experienced, independent candidate with extraordinary leadership, corporate governance and public company board experience – to serve as Trustee and to add his leadership and governance insights and expertise to the Board > Serious Concerns about the Dissident Nominee: The Trustees have serious concerns with the dissident group’s nominee’s judgment, experience and ability to act in the interest of all shareholders

II. Texas Pacific Land Trust Overview

A Pure Play Permian Basin Trust and in West Texas

TPL is one of the **largest** landowners in the State of Texas with:

~900,000	Surface acres
~455,000	Non-Participating Royalty Interest (NPRI) acres(1) concentrated in West Texas

Royalty and Surface Acreage Position



Otero
Eddy
Lea
Andrews
Martin
Howard
NEW MEXICO
TEXAS
Winkler
Ector
Midland
Glasscock
Loving
Ward
Hudspeth
Culberson
Reeves
Crane
Upton
Reagan
Pecos
Jeff Davis
Terrell
Classification
Surface
NPRI
LEGEND
SURFACE ACREAGE
DECEMBER 31, 2018

1871 - 1888

1871
Texas & Pacific Railway is created

1888
Texas & Pacific Railway bankruptcy leads to formation of Texas Pacific Land Trust

1889 - 2010

1920's
Texas and Pacific Abrams #1 becomes the first well to produce oil from the Permian Basin, and a few years later, the first oil pipeline is built in the basin

2010's
The Permian Basin, which had been in production decline since the 1970's, begins to grow production as unconventional development such as fracking unlocks tremendous additional reserves

2011 - Present

2015
Rapid development across much of TPL's acreage leads to increased royalty revenues for the Trust

2017
TPL announces formation of Texas Pacific Water Resources

(1) ~85,000 at 1/128th net royalty interest and ~370,000 at 1/16th net royalty interest. Does not include 1,826 1/8th net royalty acres acquired in 2018

NYSE: TPL | 7

| 8 NYSE: TPL I. Water Sales, Royalties, and Easements > TPL’s recently formed Texas Pacific Water Resources (“TPWR”) business focuses on providing a full service water offering to operators in the Permian Basin > Current water service revenue is primarily derived from TPWR selling brackish water directly to E&P operators or oilfield service companies > TPWR also generates water related revenue through royalties associated with the third party disposal of produced water on TPL surface Land and Resource Management Operational Segments Encompasses the business of managing the ~900,000 surface acres, ~455,000 NPRI acres, (1) and related resources controlled by TPL I. Oil and Gas Royalties > Oil and Gas Royalty revenue is derived from TPL’s perpetual non - participating oil and gas royalty interests – Royalty interests are non - participating and have no associated capital expenditures II. Easements and Other Surface Revenue > Easement and Other Surface Revenue is primarily generated through long - term contracts that allow use of TPL’s lands for oil and gas development activities – Land sales and grazing leases also generate revenue for this segment Water Service and Operations Provides services including brackish water sourcing and produced water gathering, recycling, treatment and disposal (1) ~85,000 at 1/128 th net royalty interest and ~370,000 at 1/16 th net royalty interest. Does not include 1,826 1/8 th net royalty acres acquired in 2018

| 9 NYSE: TPL Business Strategy Key Achievements to Date: > Monetized non - core surface assets and redeployed proceeds to create 53,000 contiguous surface acres in the heart of the Delaware Basin > Developed ~1 million barrels per day of brackish water production capacity, ~16 million barrels of storage capacity and ~200 miles of delivery lines > Negotiated numerous long - term water contracts with tier 1 operators, a majority being Majors or Large Independents Key Elements of Our Business Strategy Include: > Consolidate and maintain the premier surface footprint in the Permian Basin through acquisitions, divestitures and land swaps > Leverage our 900,000 surface acres to develop water infrastructure and expand our service offerings to become the leading full cycle water service company in the Permian Basin > Grow and optimize NPRI revenue through strategic use of our land position and capitalize on accretive M&A opportunities > Build on our 130+ year history of stewardship, capital discipline and delivering exceptional shareholder returns As one of the largest surface and mineral interest holders in the State of Texas, the Trust is focused on driving responsible growth and development across its expansive asset base

| 10 NYSE: TPL 0 100 200 300 400 500 600 Sep-15 Mar-16 Sep-16 Mar-17 Sep-17 Mar-18 Sep-18 Mar-19 4,654 5,038 5,310 5,894 6,174 6,070 6,739 8,226 9,025 10,402 10,977 – 2,000 4,000 6,000 8,000 10,000 12,000 2011 2012 2013 2014 2015 2016 2017 2018 2019E 2020E 2021E Produced Water (mmbbls) Source: Baker Hughes, Rystad Energy Well - Positioned for Growth Permian Produced Water Volumes Permian Rig Count ~73% increase since the beginning of 2017 The primary economic drivers of TPL’s two operating segments are the pace of development in the Permian Basin and the continued evolution of horizontal completion techniques Significant increase in Permian rig count accelerates development activities x Each new well drilled on TPL’s acreage generates an additional royalty cash flow stream x E&P operators must negotiate surface rights to use TPL’s land, source water for drilling, complete new wells, and arrange for disposal of produced water The evolution of unconventional well completion design continues to trend towards larger fracs, which require increased fluids x More brackish water is required per well x Higher production and resource recovery = higher royalty cash flows per well 1 2 We have capitalized on opportunities in the Permian through strategic land swaps/sales and the buildout of the water business to unlock and grow the value of our assets Delaware Midland Other Permian

Land & Resource Management Business

Summary

> The division generates income from oil and gas royalties paid to the Trust from its ownership **of non-participating royalty interests** in addition to revenues derived from contracts from the use of the Trust's surface acreage

> Management remains active in maximizing value from TPL's asset portfolio – recent non-core 14,000 surface acre land sale generated **$100mm in proceeds** which were subsequently redeployed to purchase surface acreage in the Trust's core focus areas in a tax-efficient manner

Segment Revenue Growth



($ in millions)
Annualized Revenue Increased ~3.5x Since 2016
$23.7
$34.3
$50.9
$72.4
$95.1
$116.4
1H 2016
2H 2016
1H 2017
2H 2017
1H 2018
2H 2018

Land and Resource Management Offering

Revenue Segmentation

Segment	Description
Oil and Gas Royalty	Revenue derived from perpetual non-participating oil and gas royalties in which the Trust has an interest
Surface	Revenue derived from surface contracts covering activities such as oil and gas pipelines and subsurface wellbore easements, leases, material sales, etc.
Sale of Royalty Interests	Revenue generated from the sale of oil and gas royalty interests
Land Sales and Other	Revenue generated from land sales and grazing leases

NYSE: TPL | 11

Water Services and Operations Business

Summary

- Our expansive surface position across the Permian Basin gives us a **significant advantage to develop water infrastructure,** eliminating right of way issues and incentivizing neighbor cooperation via partnerships
- The Trust now takes a more active approach to developing and managing its water assets, with TPWR developing **sustainable, full service water solutions** for oil and gas operators in the Permian Basin

Segment Revenue Growth



June 8, 2017 TPL announces formation of TPWR
Annualized Revenue Increased ~5x Since TPWR Formation
($ in millions)
$3.7
$4.4
$11.8
$19.5
$38.7
$50.0
1H16
2H16
1H17
2H17
1H18
2H18

Water Service Offering

Full-Service Water Offering

Brackish Water Sourcing	Providing brackish water to the well site for use in fracking
Produced Water Gathering / Treatment / Recycling	Collection, treatment and recycling of water produced by the oil and gas wells for reuse into future wells
Infrastructure Development	Design, construction and management of water infrastructure (well fields, storage pits (ponds), reuse facilities, etc.)
Disposal	Disposal services of produced water through third party providers
Water Tracking / Analytics / Well Testing	Tracking, analytics and well testing services providing critical data to operators to optimize their oil and gas operations

NYSE: TPL | 12

| 13 NYSE: TPL An Experienced Leadership Team Tyler Glover CEO, Secretary and General Agent > Chief Executive Officer, Co - General Agent and Secretary since November 2016 > President and Chief Executive Officer of Texas Pacific Water Resources since its formation in June 2017 > Previously, Mr. Glover served as Assistant General Agent of the Trust and an independent landman in the Permian > Native of Midland, TX Robert J. Packer CFO and General Agent > Chief Financial Officer since December 2014, Co - General Agent since November 2016 > Previously, Mr. Packer served as Accounting Supervisor for Texas Pacific Land Trust, a position he held since March 2011 > Formerly, he was Controller at StarCrest Realty > Mr. Packer is a Certified Public Accountant Robert A. Crain Executive Vice President > Joined Texas Pacific Water Resources in June 2017 > Previously at EOG Resources, where Mr. Crain led the development of EOG’s water resource programs across multiple divisions including the Permian Basin and Eagle Ford Shale > Wealth of water resource development experience including large scale brackish water development as well as extensive water recycling treatment experience Jeremy Smith Vice President of Business Development > Joined Texas Pacific Water Resources in June 2017 > Previously at EOG Resources, where Mr. Smith negotiated water sourcing and purchasing agreements across the Permian Basin and Eagle Ford Shale > Prior to EOG, Mr. Smith led a successful real estate broker service > Transactional knowledge combined with oil and gas water experience allows for capitalization on all aspects of water and land related business development and contracts

| 14 NYSE: TPL (200%) (100%) 0% 100% 200% 300% 400% 500% 600% 700% Mar 2014 Mar 2015 Mar 2016 Mar 2017 Mar 2018 Mar 2019 Texas Pacific Land Trust S&P 500 S&P Exploration and Production Index WTI Oil TPL has generated extraordinary returns for shareholders. Over the 5 - year period preceding the dissident group’s campaign, TPL r eturned 475% Our returns were 3,856% over the 10 - year period preceding the dissident group’s campaign Extraordinary Total Shareholder Returns 5 - Year Total Shareholder Return Through March 15, 2019, the date the dissident group disclosed its intention to nominate 475% (54%) 70 % Total Return through March 15, 2019: 1 - Year 3 - Year 5 - Year 10 - Year Since 1/12/17 – David Barry Tenure (1) Since 6/6/00 – John Norris Tenure (2) Texas Pacific Land Trust 40.0% 409.9% 474.7% 3,856.1% 132.7% 11,215.6% S&P 500 Index 4.8% 48.8% 69.8% 359.7% 29.8% 179.5% S&P Exploration and Production Index (11.5%) 5.4% (54.2%) 27.5% (25.1%) - WTI Oil (4.3%) 61.1% (41.0%) 26.5% 10.4% 97.1% Source: Bloomberg Finance LP and FactSet . Total return includes stock price appreciation and dividends (1) Since January 12, 2017., the date Mr.. Barry was elected as a trustee (2) Since June 6 2000, the date Mr..Norris III was elected as a trustee March 15, 2019 (41%)

| 15 NYSE: TPL Capital Returns > As a liquidating trust, TPL has not issued additional equity since its inception in 1888 and is not authorized to issue any new equity > The Trust has a disciplined history of returning capital to shareholders through dividends and stock buybacks, and has paid dividends consistently for over 60 years > Since 2016, TPL has returned ~$200 million to shareholders through dividends and share repurchases, which includes a $6.00 per share dividend declared in February 2019 (1) $8.9 $10.7 $16.0 $20.2 $25.2 $23.0 $28.8 $33.1 $34.3 $38.4 $1.9 $2.0 $2.0 $4.3 $2.3 $2.4 $2.5 $10.7 $31.7 $0.0 $10.0 $20.0 $30.0 $40.0 $50.0 $60.0 $70.0 $80.0 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 Share Repurchases Dividends Returning Capital to Shareholders ($M) Source: S&P Capital IQ and Trust Filings (1) On February 26, 2019, the Trustees declared a cash dividend of $1.75 per sub - share and a special dividend of $4.25 per sub - share , for a total of $6.00 per sub - share in dividends during 2019.

| 16 NYSE: TPL The Trust Structure Protects Shareholders > The Trust was set up in 1888 to oversee its assets for the benefit of all shareholders. For over a century, our Trustees have diligently done so > The Trust cannot issue new equity, eliminating the risk of shareholder dilution from stock issuance > A liquidating trust does not have the capital needs that a corporate structure typically provides, reflecting the Trust’s longstanding primary mission: to return cash to shareholders > Like the directors of a corporation, the Trustees are fiduciaries with a special duty of loyalty to the beneficiaries > Our governance structure recognizes the need for long - term stewardship to maximize the value of TPL’s holdings given the unique nature of its assets > The Trust is considering any changes that may be in the long - term best interests of shareholders , as it has demonstrated, but would make such changes only after thorough evaluation and careful planning

III. Track Record of Board Oversight and Stewardship

| 18 NYSE: TPL Our Independent Trustees John R. Norris III David E. Barry > Trustee since June 2000 > Member of the law firm Norris & Weber, PLLC > Board certified in probate and estate law as a practicing attorney in Dallas, TX, focused on trust, probate and estate matters > Serves on the Audit Committee and Nominating, Compensation and Governance Committee > Trustee since January 2017 > Current President of Tarka Resources, Inc., which is engaged in oil and gas exploration in Texas, Oklahoma and Louisiana > Current President of Sidra Real Estate, which has commercial real estate holdings throughout the United States, including in Texas > Former Partner at law firm Kelley Drye & Warren in New York City, focused on real estate, employee benefits and executive compensation matters; counseled the Compensation Committee of several public companies > Serves on the Audit Committee and Nominating, Compensation and Governance Committee > Experience in commercial real estate and oil and gas exploration, including in Texas Independence Oil & Gas Experience Real Estate Experience Legal Experience Deep Knowledge of Assets Our previous Chairman, Maurice Meyer III, resigned on February 25, 2019. He served the Trust from 1991 to 2019 and passed awa y o n March, 24, 2019

| 19 NYSE: TPL > Expanded leadership team with deep industry experience > Established Health, Safety & Environment (HSE) program > Enhanced investor disclosure which includes comprehensive investor presentation > Engaged outside tax and legal experts to consider strategic alternatives such as conversion to an MLP and changes to corporate structure > Nominated a Trustee with strong corporate governance expertise in response to shareholder input > Engaged independent compensation consultants to ensure our compensation structure is appropriate and aligned with the creation of shareholder value Prudent Stewardship of the Trust The Trustees have overseen the Trust for the benefit of shareholders and built the Trust to support the shifting business to more active management

| 20 NYSE: TPL Compensation Practices > The Trust has designed a compensation program to be competitive and align with the interests of long - term shareholders > A study conducted by a nationally recognized independent compensation consultant benchmarked TPL Management’s total compensation at “significantly below the 25 th percentile of the Peer Group” > Base salary + annual performance bonus > Nominating and Compensation Committee reviews salaries annually and determines amounts of cash bonuses based on the Named Executive Officer’s performance against the goals and objectives of the Trust > Performance - based: Incentive compensation based on individual performance, shareholder returns and the performance of the Trust Trustees Management As a liquidating trust, the Trustees are authorized by the Declaration of Trust to pay dividends to certificate holders and to repurchase / cancel outstanding certificates, but not issue additional equity. Accordingly, equity is not an available component of our compensation program However, all of our executives and trustees have purchased shares personally, which are meaningful positions for each individual Effective January 1, 2018 $104,000* Annually Prior to January 1, 2018 $2,000* Annually *Reflects an adjustment for inflation as trustee compensation had been set at $2,000 annually as per the Declaration of Trust in 1888

| 21 NYSE: TPL General Don Cook – Our Highly Qualified Candidate The Trust has nominated retired Four - Star U.S. Air Force General Donald “Don” Cook to serve as Trustee. His extensive leadership and corporate board experience will be highly valuable for the oversight of the Trust > Decades of leadership in the Air Force over a 36 - year career, demonstrating exceptional ability to foster positive working relationships with multiple stakeholder groups > Expertise in organizational leadership, most recently overseeing the $8 billion annual budget for the Air Education and Training Command at Randolph Air Force Base in Texas and 90,000 military and civilian personnel in the command > Served on six public and private company boards of directors , bringing exceptional director experience evaluating a range of alternatives to enhance shareholder value > Extensive experience evaluating transactions, including the $44 billion sale of Burlington Northern Santa Fe to Berkshire Hathaway at a ~30% premium > Recognized expert in corporate governance Donald “Don” G. Cook Four - Star U.S. Air Force General (Retired) Independence Corporate Governance Executive Leadership Public Company Board Experience

| 22 NYSE: TPL San Antonio Chapter Organization recognized as the leading authority on boardroom best practices > Chair Emeritus > Chair from 2013 - 2017 General Don Cook – Our Highly Qualified Candidate (1) From August 2, 2005 to April 18, 2019. Crane announced that its Board of Directors had elected Cook as a director on the even ing of August 2, 2005 (2) From September 14, 2005 to February 12, 2010. BNSF announced that its Board of Directors had elected Cook as a director on Se pte mber 15, 2005. Berkshire Hathaway announced the closing of the merger with Burlington Northern Santa Fe on February 12, 2010 > NYSE: CR > Market Cap: $5.3B Manufacturer of industrial products including fluid control products and systems for the oil & gas market > Board member since 2005 > Chair – Nominating & Governance Committee > Total Shareholder Return of 277.8% during Cook’s tenure as board member (1) Cyber risk governance technology solutions provider > Board member since 2016 Federal Savings Bank Consumer bank for active and retired personnel of the U.S. military > Board member from 2007 to 2018 Safety and security solutions provider (Goldman Sachs portfolio company) > Board member from 2011 to 2018 Aerospace manufacturer > Board member from 2007 to 2014 > NYSE: BNI (former ticker) > Sold for $44B Railway company with one of the largest freight railroad networks in North America, with expertise in multiple industries including transporting oil and energy infrastructure > Board member from 2005 to 2010 > Compensation and Development Committee > Total Shareholder Return of 96.3% during Cook’s tenure as board member (2) General Don Cook – Board Experience General Don Cook – Additional Corporate Governance Experience

| 23 NYSE: TPL General Don Cook – Priorities as Trustee Long - Term Growth Provide all of TPL’s businesses – including the water business – with the right foundations for long - term growth Optimal Governance Structure Evaluate the governance structure on a regular basis to ensure it is optimal for long - term shareholder value, including the right timing for conversion to a C - corporation Shareholder Engagement Continue to enhance engagement with shareholders, including more frequent disclosures and investor communications Environmental / Social / Governance (ESG) Continue to maintain our focus in achieving best practices across ESG - related topics Relationships in the Permian Basin Leverage our deep knowledge of the Permian Basin to continue to grow the value of our assets – through cooperation with our neighbors, optimal management of resources and partnerships with key players in the region

IV. The Dissident Campaign and Conflicted Candidate

| 25 NYSE: TPL History of Engagement with the Dissident Group January 22 > Mr. Tessler sends an email to Mr. Barry regarding a potential transaction between the Trust and a different oil and gas company than the one discussed on November 28, 2018; Mr. Barry responded but did not hear anything further from Mr. Tessler or any other party. February 25 > Maurice Meyer III resigns as Trustee and Chairman of the Trustees for medical reasons February 26 > Mr. Tessler speaks with Mr. Barry and suggests Mr. Oliver as a nominee to replace Mr. Meyer February 28 > Mr. Oliver delivers his résumé to Mr. Packer, and the Trustees review Mr. Oliver’s qualifications to serve as a candidate for Trustee for election at the Special Meeting March 15 > Dissident Group files 13D announcing its intent to nominate Mr. Oliver March 20 and 27 > On two occasions, Mr. Glover and Mr. Packer speak with Mr. Stahl, who agrees to consider compromise candidates. On March 27, Mr. Stahl volunteers to identify candidates of his own. March 28 > The Trust sends Mr. Oliver a standard questionnaire so it can appropriately evaluate his candidacy. Mr. Oliver refuses to answer any of the questions April 5 > Mr. Barry and Mr. Stahl speak; Mr. Stahl remains agreeable to considering a compromise candidate. The Trust identifies and interviews potential candidates with assistance from executive search firm, Spencer Stuart April 6 > Horizon Kinetics General Counsel Jay Kesslen informs Mr. Packer that the dissidents will not support any candidates other than Mr. Oliver 2019 November 28 > Mr. Tessler calls Mr. Barry to discuss a possible acquisition of the Trust by a certain oil and gas company; Mr. Barry notified Mr. Tessler that he would be willing to meet with this company, but Mr. Tessler did not respond 2018

| 26 NYSE: TPL Undisclosed Conflicts – Eric Oliver refused to disclose the business and personal interests required to determine whether he qualifies as “independent” under the standards of the NYSE listing rules > He has numerous oil and gas interests in the Permian Basin, so if Oliver were to become an insider with TPL, he would gain access to non - public information that would give him an edge in his other business dealings. As a TPL trustee, he would be making decisions about land swaps, acquisitions and divestitures that could benefit his other investments > He refused to answer any portion of our standard questionnaire, which asked him to disclose information such as related party transactions, conflicts of interests, criminal histories and bankruptcies Potential Fraudulent Misrepresentations – Eric Oliver has claimed he is on the Board of Directors of the First National Bank of Midland > TPL has been unable to verify that Mr. Oliver sits on the board of First National Bank of Midland > Based on various public sources, no such bank exists today Limited Public Company Experience – Eric Oliver has extremely limited public company board experience > From what we can tell, he has served as a director of only one public company, AMEN Properties, a micro - cap company with a $43 million market cap trading on the “pink sheets” because it was deregistered by the SEC and delisted from NASDAQ Disconcerting Corporate Governance Track Record – Eric Oliver has a pattern of self - dealing and lack of transparency > It appears AMEN made false and misleading statements about AMEN’s Christian “tithing” commitment > As Chairman and CEO of AMEN Properties, Eric Oliver used his investment firm SoftVest to provide AMEN a preferred promissory note that financed a royalty acquisition in late 2007 History of Poor Judgment – Eric Oliver has repeatedly advocated for value - destroying initiatives, such as his campaign to convert the Trust into a master limited partnership (MLP) > He has hastily called for selling TPL’s water business, one of the key growth drivers for the Trust > He has demonstrated a fundamental misunderstanding of TPL’s business and what creates value for our shareholders The Trust has serious concerns with the dissident nominee’s independence, experience, judgment and intentions Serious Concerns about Eric Oliver

| 27 NYSE: TPL Undisclosed Conflicts & Potential Fraudulent Misrepresentations > Significant potential for conflicts with Mr. Oliver’s other businesses, which he has refused to disclose – We believe he directly and indirectly owns a significant number of oil and gas royalty and working interests, at least some of which are located in the Permian Basin through various entities, including AMEN and affiliated entities. It is not clear whether these interests do business with or compete with the Trust – Mr. Oliver’s direct family members, including his sons, among others, may also have significant oil and gas interests that would conflict with Mr. Oliver’s duties as an independent Trustee – The Trust cannot determine whether Mr. Oliver would qualify as “independent” under NYSE rules since he has refused to provide the relevant information > Potentially fraudulent claims of serving as a director of an entity that may not exist – In Annual Reports of AMEN Properties from 2011 through 2018, AMEN states that its Chairman Mr. Oliver “is on the board of directors of the First National Bank of Midland.” – The Trust has been unable to verify that Mr. Oliver sits on the board of First National Bank of Midland – Historically, two banks used the name First National Bank of Midland; one ceased operations in the 1980s, the other operates now under the name First Capital Bank of Texas Serious Concerns about Eric Oliver

| 28 NYSE: TPL Limited Public Company Experience and Disconcerting Corporate Governance Track Record > Eric Oliver has extremely limited public company board experience – Based on what we can tell, he has served as a director of only one public company, AMEN Properties, Inc. (ticker: AMEN), a micro - cap company with a $43 million market cap trading on the “pink sheets” because it was deregistered by the SEC and delisted from NASDAQ > False and misleading statements about AMEN’s Christian “tithing” commitment – AMEN states in its public disclosures that it “donates 10% of its net earnings to Christian organizations with an emphasis on benevolence and youth outreach” – Contrary to such statements, and potentially in violation of the federal securities laws, its organizational documents and representations to investors, AMEN’s annual reports contain no record that AMEN has made any such donation of its net earnings to Christian organizations for at least the past 3 years – AMEN has used 10% of its net earnings to pay out an additional dividend to shareholders, simply labelling it as a “tithing dividend”, without any connection whatsoever to the intended Christian purpose it advertises – Notably, we have reason to believe that the Oliver family is among the largest shareholders and beneficiaries of AMEN’s “tithing dividend” (Eric Oliver, Kris Oliver, and Eric’s children owned almost 20% of AMEN’s shares based on AMEN’s last SEC filings in 2008) – While we are in favor of returning capital to shareholders, we believe these are disquieting corporate governance practices Serious Concerns about Eric Oliver

| 29 NYSE: TPL > Self - dealing and related party transactions – For 17 years, Eric Oliver has served as the Chairman and CEO of AMEN Properties, Inc.; his brother, Kris Oliver, serves as AMEN’s CFO – Mr. Oliver used his investment firm SoftVest to provide AMEN a preferred promissory note that financed a royalty acquisition in late 2007; it is unknown how AMEN determined that SoftVest was the best source for this financing > Material misrepresentations regarding oil and gas producing interests and related party transactions uncovered in filings with the Texas Secretary of State – As Chairman and CEO of AMEN, Mr. Oliver has failed to comply with basic, mandatory filing obligations – For example, AMEN did not file the required Franchise Tax Public Information Reports with the Texas Secretary of State since 2017 Limited Public Company Experience and Disconcerting Corporate Governance Track Record (Cont’d) Serious Concerns about Eric Oliver

| 30 NYSE: TPL We Believe the Dissidents Formed an Undisclosed Group with Santa Monica Partners… What about that “Third - Party” Support for Mr. Oliver? > Why Did a 0.2% Shareholder, Santa Monica Partners, File a Schedule 13D in Support of Mr. Oliver? – Immediately after the Dissident Group launched its proxy contest, on March 18, 2019, March 21, 2019 and April 1, 2019, Santa Monica acquired a small amount of shares – Following the April 1, 2019 acquisitions, the aggregate amount of shares beneficially owned by Santa Monica was merely 0.2% (5% ownership triggers a Schedule 13D filing) – We believe that Santa Monica’s filing was part of a calculated attempt to unduly influence other shareholders through the attention - grabbing means of a Schedule 13D because Santa Monica is an undisclosed member of the Dissident Group and a hidden participant in their proxy solicitation – potentially in violation of the Federal securities laws > Santa Monica Has a Longstanding Relationship with Horizon Kinetics and Murray Stahl – Lawrence J. Goldstein, the principal of Santa Monica, is a member of the Board of Directors of FRMO Corp., a company that trades on the OTC Market under the symbol FRMO – Horizon Kinetics LLC co - founders Murray Stahl and Steve Bregman founded FRMO and Mr. Stahl serves as CEO and Chairman, while Mr. Bregman is President, CFO and Director of FRMO – FRMO is disclosed as an owner of Horizon Kinetics LLC and a participant in Horizon Kinetics’ “revenue stream” – Mr. Goldstein is also described in FRMO’s Annual Report for 2018 as a beneficial owner of more than 5% – It is highly unusual and suspicious that a 0.2% shareholder of TPL — who only acquired shares following the beginning of the Dissident Group’s campaign — would use a Schedule 13D filing that is not required in order to solicit proxies for a Dissident Group with whom the shareholder has an existing, close business relationship We believe the Dissident Group was trying to create the impression that a “third party” Scheduler 13D filer with 5% or more is supportive of Mr. Oliver when i n reality it was only a close business associate who bought a 0.2% stake

| 31 NYSE: TPL … and Universal Guaranty Life Insurance Company > Why Did a Holder of 39,000 Shares feel the Need to issue a Press Release in Support of Mr. Oliver? – A few days ago, Universal Guaranty Life Insurance Company, issued a press release in “enthusiastic support” of Mr. Oliver – According to the press release, Universal Guaranty Life Insurance Company owns merely 39,000 shares; it is unclear when Universal Guaranty Life Insurance Company bought these shares (it could be recently) – We believe that this press release was part of coordinated campaign to influence other shareholders through manufactured “third party” support for Mr. Oliver – There is reason to believe that Universal Guaranty Life Insurance Company is another undisclosed member of the Dissident Group and a hidden participant in their proxy solicitation – potentially in violation of the Federal securities laws > Universal Guaranty Life Insurance Company Has a Longstanding Relationship with Mr. Oliver – Jesse T. Correll has been Chairman and CEO of Universal Guaranty Life Insurance Company since 2000. – Correll was a member of the Board of Directors of AMEN Properties, Inc. from December 2008 until at least September 2010 (specific date unknown). – Correll is also connected to SFF Royalty, LLC, through his involvement with Universal Guaranty Life Insurance Company, which is a member of SFF Royalty, from 2010 through at least 2014. SFF Royalty, LLC is an entity through which AMEN owns oil and gas interests. – By the way, none of this is disclosed as related party transactions in the AMEN Properties 2009 and 2010 annual reports — when Correll was a member of AMEN’s board — and nowhere does AMEN disclose that Correll was Chairman and CEO of Universal Guaranty Life Insurance Company, which was a member of SFF Royalty at the time. We believe the Dissident Group is trying to create the impression that numerous large “third - party” shareholders are supportive of Mr. Oliver when i n reality their support is coordinated with the Dissident Group What about that “Third - Party” Support for Mr. Oliver?

The Dissident Group's Ill-Advised Proposals

The dissident group has shown a history of poor business judgment regarding the Trust, persuaded by short-term financial engineering over long-term value creation

- In 2016, a group led by Eric Oliver strongly advocated that the Trust convert to a Master Limited Partnership (MLP) structure. Although the Trust conveyed its multiple concerns with the proposal, the dissidents continued to push for a conversion, including a threatening letter from legal counsel
- The Trust hired professional financial, legal and tax advisors to conduct an extensive evaluation of the Trust's optimal structure, and concluded that there were risks of significant negative tax consequences to both the Trust and the shareholders that far outweighed any potential benefits
- **Since the Trust concluded the study on Oct 24, 2017, TPL has returned 128% through April 25, 2019, outperforming the Alerian MLP index by 123 percentage points**
  - Soon after the Trust's decision, multiple publicly traded partnerships converted from pass-through partnerships to taxable entities



500%
400%
300%
200%
100%
0%
(100%)
Jun 2016
Dec 2016
Jun 2017
Dec 2017
Jun 2018
Dec 2018
Texas Pacific Land Trust
Alerian MLP Index
June 29, 2016: 1st MLP Proposal
Oct. 25, 2016: 2nd MLP Proposal
Dec. 15, 2016: 3rd Proposal (C Corp)
Oct 24, 2017 – The Trust concludes its study, declines to pursue MLP structure
May 29, 2018: KRP announces conversion from MLP to taxable entity
Mar. 29, 2018: VNOM announces conversion from pass-through partnership to taxable entity

Source: Bloomberg Finance LP and FactSet. Total return includes stock price appreciation and dividends

NYSE: TPL | 32

The Dissident Group's Need for a Liquidity Event

So why does the dissident group want to put Oliver on the Board?

1. TPL represents **$1.4bn of the $5.3bn** managed by Horizon Kinetics, ~26% of its entire portfolio.[1] Horizon Kinetics is the largest shareholder of the dissident group
2. For example, 7 out of 8 Horizon Kinetics "Horizon Separate Accounts" active strategy funds have TPL as the largest holding by a wide margin. Of these funds, all but one are considered to be in the bottom performance quartile [2]

> This is despite all funds owning TPL (up 502% over the 5 years dated 4/1/2014 – 3/31/19) as their **largest position**

	Large Cap Institutional	Research Select Institutional	Small Cap Institutional	Strategic Value Institutional	Spin-Off Institutional Composite	Core Value Strategy	Research Select Strategy
As of:	March 31, 2019	March 31, 2019	March 31, 2019	March 31, 2019	March 31, 2019	March 31, 2019	March 31, 2019
Inception Date	January 1996	March 1998	January 1998	March 2000	January 1997	January 1996	January 1998
TPL as % of Portfolio	14.3%	35.6%	37.6%	20.4%	16.9%	15.7%	35.6%
Next Largest Holding	7.3%	6.0%	5.9%	5.9%	8.2%	5.5%	6.0%
# of Positions	36	26	42	48	40	26	26
5-Year Relative Performance[2]	**Bottom Quartile**	**Bottom Quartile**	**2nd Quartile**	**Bottom Quartile**	**Bottom Quartile**	**Bottom Quartile**	**Bottom Quartile**
5-Year Annualized Return[3]	**3.4%**	**5.6%**	**8.6%**	**3.2%**	**3.2%**	**2.3%**	**4.6%**
Excess Return[4]	**(7.5%)**	**(5.3%)**	**0.1%**	**(7.8%)**	**(7.7%)**	**(8.7%)**	**(6.3%)**

The Trust is concerned HK's recommendations have been driven by its desire to create a liquidity event for its significant position in TPL, which may not be aligned with the broader long-term interests of TPL's shareholders

Source: FactSet, Horizon Kinetics, Morningstar
(1) Value of TPL stake is an estimate as of 3/31/19
(2) 5-Year Relative Performance based on Performance Related Peer Group defined by Horizon Kinetics, as of March 31, 2019
(3) 5-Year Annualized Return and Excess Return represents total return on a gross basis, except for Core Value Strategy and Research Select Strategy, for which it is net
(4) Excess Return represents incremental return above the Representative Benchmark, which is the S&P 500 for all funds except Small Cap Institutional, for which it is the S&P Small Cap 600

NYSE: TPL | 33

Setting the Record Straight

Dissident Claim #1: Investing capital in an active water business demonstrates poor judgment, and management should instead return capital to shareholders

> Water Service and Operations revenue has increased more than six-fold since TPWR's formation – from $4.8 million in the first quarter of 2017 to $30.9 million in the first quarter of 2019. Mr. Oliver would have had shareholders forego the majority of that growth and any future upside.

> TPL has returned more than $200M value to shareholders through dividends and share repurchases since 2016.

> Despite the dissidents' criticism of the decision to form the highly successful water business, they seem to recognize the tremendous future potential of the business and even suggest that TPL should "develop water business to maximize shareholder value."

Dissident Claim #2: TPL sold 14,000 acres in Loving County that created a "freeway" for water transport to New Mexico

> The position sold was a non-contiguous "checkerboard," and neighboring surface owners had historically obstructed development of the area. This land generated an estimated $2.1 million in annual revenue over the last four years, and sold for $100 million.

> This sale allowed us to invest in highly strategic surface acquisitions and create 53,000 contiguous acres in the core of the Delaware Basin, including highly strategic acreage on the Texas-New Mexico border that is leased by blue chip E&P operators with large capital development budgets.

> To describe this as creating a "freeway" for other companies to transport water is simply not true. In fact, the Trust reserved strategic water rights in the sections adjacent to New Mexico. WPX acquired the land because it enhanced WPX's ability to utilize its existing mineral rights below the adjacent landowner's holdings, not for any reason related to the transportation of water.

NYSE: TPL | 34

| 35 NYSE: TPL Setting the Record Straight Dissident Claim #4: TPL refuses to provide the dissident shareholders with a NOBO list > We did not decline to provide the list – in fact, we explicitly stated twice in a public letter that “the Trust is willing to pr ovide such materials,” but the request needs to be submitted in a way that’s consistent with what’s required by law to protect the compa ny and the privacy of our shareholders. > We asked them to provide us with the legal basis for their demand, which we understand is typical in a situation such as this . I n their response to our request, they failed to provide any legal authority and instead spent their time writing a press releas e a nd filing proxy solicitation materials with the SEC. In the alternative, we offered to provide the NOBO if the dissidents give t he Trust an indemnity against claims that the sharing of the list was unlawful. > In addition, we also offered to mail any and all materials from the dissident group to all shareholders if requested to do so by the dissident group. > The dissident group has refused to engage on this and is merely trying to manufacture a controversy for campaign purposes. > The dissident group is trying to make this campaign a referendum on our governance structure, but that’s not what this electi on is about. > Other companies have different governance structures, but as our performance shows, the Trust’s governance structure has worked well for over a century. > We are not opposed to a conversion if it is in the best interest of shareholders. However, the potential consequences of conv ert ing and the appropriate mechanics of doing so must be carefully considered. > Such consideration would benefit from a new Trustee with significant public company and corporate governance experience. Dissident Claim #3: The election of Eric Oliver is the only way to support conversion to a C - corporation

| 36 NYSE: TPL Setting the Record Straight > This proxy contest was initiated by the dissident shareholders; the majority of our shareholders are happy with our market - leadi ng performance, and General Cook is the best candidate to ensure we continue delivering that performance. > The Trust has a long history of engagement with the dissident group. > The Trust approached the dissident group multiple times with an offer to find a mutually agreeable candidate to minimize cost s, but the dissident group refused to work with the Trustees to identify such a mutually acceptable, independent candidate and thereby avoid a costly and disruptive campaign. The dissident group expressly stated that it would not consider any candidate other than Mr. Oliver and turned down the opportunity to even learn the names of potential compromise candidates. Dissident Claim #5: The Trust has refused to avert this proxy contest

| 37 NYSE: TPL Trust General Cook to Keep TPL on Track > Extraordinary Track Record of Value Creation and Shareholder Returns: Our performance and returns are a result of a long - term focus, strategic positioning, and prudent oversight of shareholder capital. Over the 5 - and 10 - year periods preceding the dissident group’s campaign, TPL generated total shareholder returns of 475% and 3,856%, respectively > Building on a Successful, Proven Strategy that is Delivering Results: TPL has evolved as an organization to capture opportunities to further build long - term value, including developing the land and resource management segment and forming Texas Pacific Water Resources, a full - service water offering > Committed to Good Governance and Stewardship: The Trust has nominated General Donald “Don” G. Cook – a highly - experienced, independent candidate with extraordinary leadership, corporate governance, and public company board experience – to serve as Trustee > Serious Concerns about the Dissident Nominee: The Trustees have serious concerns with the dissident group’s nominee’s independence, judgment, experience and ability to act in the interest of all shareholders Vote on the BLUE Proxy Card for General Don Cook

1700 Pacific Avenue, Suite 2770 Dallas, Texas 75201 Texas Pacific Land Trust